Exhibit 10.11

Agreement

Made and executed in Tel Aviv, on August 1, 2008

Between:	Intec Pharma Ltd. C.N. 513022780
Of 12 Hartom St., Jerusalem
(the “Company”)
On the one part

And Between:	Giora Carni, I.D. 008396855
Of 10 King Koresh St., Tel Aviv
(the “Executive”)
On the other part

Whereas	The agreement by virtue of which the Executive is serving as the Company’s manager dated July 31, 2006 has expired (the “Former Employment Agreement”), and is null and void, other than as specified in the Company’s side letter to the Executive attached hereto as Annex A (the “Side Letter”); and

Whereas	The Company wishes to continue to employ the Executive as its manager, under different employment terms as set forth in this Agreement below.

Now therefore, the parties hereby declare and agree as follows:

1.	Preamble, Annexes and Headings

1.1.	The preamble to this Agreement and its annexes constitute an integral part hereof.

1.2.	Headings in this Agreement are for convenience only and are not to be used in interpreting the Agreement.

1.3.	Annexes:

1.3.1.	Annex A – Side Letter;

1.3.2.	Annex B – Confidentiality Agreement;

1.3.3.	Annex C – Annex pursuant to the terms of Section 14 of the Severance Pay Law.

2.	Substance of the Agreement

The Executive will be employed by the Company for the term of this Agreement, as the Company’s Chief Executive Officer, and will directly manage the field of research and development, regulatory affairs, quality control, medical studies and business development. The Executive shall be subordinate to the Chairman of the Board, Mr. Zvika Joseph. The Executive will be responsible for recruitment and termination of employees, managing budgets and work plans in his areas of responsibility. The Executive’s terms of employment shall be only as specified herein.

3.	Personal Agreement

3.1.	This Agreement is a personal and special agreement regulating the relationship between Executive and the Company.

3.2.	The Executive declares and confirms that by signing this Agreement, he waives any claim and/or demand toward the Company, the cause of action of which emerged prior to the execution of this Agreement, including any cause of action deriving from the Former Employment Agreement, other that as expressly specified in the Side Letter.

4.	Employment Terms of the Executive

4.1.	Monthly Salary

4.1.1.	The Executive shall be entitled to a gross monthly salary of 40,000 Shekels.

4.1.2.	The Executive's position is of those certain managerial positions that require a special degree of personal trust. In addition, his working hours cannot be supervised. Therefore, his employment shall not be subject to the provisions of the Law of Working Hours and Rest, 5711-1951, and the Executive, after having reviewed the nature of the position and its demands, and the monthly salary, finds this provision to be fair and reasonable in the circumstances and declares that he is compensated for working additional hours, to the extent required.

4.2.	One-Time Bonus

The Executive shall be entitled to a one-time bonus equal, in an amount in Shekels that equals US $ 50,000, subject to the following conditions:

4.2.1.	US $ 25,000 upon execution.

4.2.2.	US $ 25,000 if the Company completes a capital raising in an aggregate amount of at least US $ 10,000,000, during the period commencing on the date of execution hereof and ending upon the termination date of the Agreement, whether due to expiration of its term and/or cancellation of the Agreement for any reason whatsoever (the “Payment Qualification Condition”). Such payment shall be made, to the extent that the Payment Qualification Condition shall have been fulfilled, within 30 days of the closing date of the financing round within which the aforesaid Payment Qualification Condition was fulfilled. For the avoidance of doubt it shall be clarified, that if the Payment Qualification Condition shall not have been fulfilled at the date of termination and/or cancellation of the Agreement for any reason whatsoever, the Executive shall not be entitled to any payment under this Section 4.2.2.

4.3.	Issuance of options that are exercisable subject to the engagement in a Material Agreement

4.3.1.	The Executive shall be entitled, on a one-time basis, to a grant from the Company of 4,747 options to purchase Ordinary Shares of the Company, NIS 0.01 par value each (the “Ordinary Shares”) (reflecting, as at the date of execution hereof and assuming the full conversion thereof, 2.5% of the Company’s share capital on a Fully Diluted Basis, immediately after the issuance thereof,). Such options shall become fully vested only if and on the date of execution of a Material Agreement between the Company and a third party within the term of this Agreement (prior to its termination and/or cancellation for any reason whatsoever) or within 12 months of the termination and/or cancellation of this Agreement for any reason whatsoever (the “Vesting Condition”). Such options shall be issued on the name of a trustee and shall be subject to the Company’s option plan. Subject to the fulfillment of the Vesting Condition and commencing as of such date, such options shall be exercisable at an exercise price of NIS 0.01 per Ordinary Share, pursuant to the schedule set forth in the Company’s option plan.

4.3.2.	Anti-dilution protection: In respect of the options to be issued under Section 4.3.1 above, their share (2.5%) in the Company’s issued share capital on a Fully Diluted Basis (assuming their conversion in full) shall not be diluted, until the earlier of the following events, upon the occurrence of which the anti-dilution protection shall be cancelled (hereafter in this sub-section only the “Qualifying Date”): (a) the date of termination and/or cancellation of this Agreement for any reason whatsoever; or (b) an aggregate capital raising of US $ 4.5* million in investments in the Company’s equity that shall be consummated commencing as of the date of execution of this Agreement. To the extent necessary, the Executive shall be issued additional options for Ordinary Shares in each additional capital raise until the Qualifying Date, in order to reflect, assuming the full conversion of the options into Ordinary Shares, such holding percentage (2.5% of the issued capital on a Fully Diluted Basis) as of the Qualifying Date. The additional options issuable under this Section 4.3.2 shall be subject to the same terms specified in Section 4.3.1 above, including, without limitation, the Vesting Condition and the fact that they shall be subject to the Company’s option plan.

*	Including conversion and attribution to loan balances equity under the convertible bonds issued by the Company.

4.3.3.	For the avoidance of doubt it is clarified, that to the extent that the Vesting Condition shall not have been fulfilled in respect of the options issuable under Sections 4.3.1 and 4.3.2 [i.e., no Material Agreement shall have been executed between the Company and a third party within the term of this Agreement (prior to its termination and/or cancellation for any reason whatsoever) or within 12 months of the termination and/or cancellation of this Agreement for any reason whatsoever], then all of the options issued under Sections 4.3.1 and 4.3.2 shall expire and shall be deemed null and void, and shall not confer upon the Executive any right whatsoever.

4.3.4.	Taxes payable in respect of the grant of options and/or for the issuance of the shares resulting from the exercise of the options, to the extent issued, as applicable, shall be borne by the Executive.

4.3.5.	For the avoidance of doubt it is clarified, that this is a one-time benefit, applying only to the first time that a Material Agreement shall be executed within the term of this Agreement (prior to its termination and/or cancellation for any reason whatsoever) or within 12 months of the termination and/or cancellation of this Agreement for any reason whatsoever, and that in the event that afterwards an additional Material Agreement shall be executed, the Executive shall not be entitled to an additional issuance of options.

4.3.6.	In this Agreement above and below:

A “Material Agreement” is:

(i) an agreement with a corporation or other entity, (ii) which enters into a transaction with the Company (or any other entity designated for this transaction by the Company) in connection with its core business, (iii) the agreement was approved by the affirmative vote of a majority of the board of directors of the Company.

“Fully Diluted Basis” means:

The issued and outstanding share capital of the Company assuming the Executive was issued the shares to which he is entitled under the Side Letter and as specified therein, and assuming that the following shall be fully converted pursuant to their terms: (a) the full number of options issuable under the option plan to employees, officers, directors and consultants of the Company; and (b) all outstanding warrants convertible into shares issued by the Company to third parties;

4.4.	Issuance of options that are exercisable subject to the continued employment of the Executive beyond the term of this Agreement

4.4.1.	Immediately upon this Agreement entering into effect, the Executive shall be granted, on a one-time basis, 4,747 options to purchase Ordinary Shares (reflecting, as at the date of execution hereof, assuming the full exercise thereof, 2.5% of the Company’s share capital on a Fully Diluted Basis) in consideration for an exercise price of NIS 0.01 per Ordinary Share, divided into installments, subject to the vesting terms and within the exercise periods, as detailed below:

(i)	2,374 options (in this Section 4.4: the “First Installment”) shall become exercisable commencing upon the lapse of 12 calendar months of the date upon which this Agreement shall enter into effect (in the sub-section: the “First Vesting Period”), and ending upon the lapse of 84 calendar months of their date of grant. In the event that the Agreement shall be terminated after the lapse of the First Vesting Period, the Executive shall be entitled to exercise the First Installment within 24 months of the date of termination of the Agreement.

(ii)	2,373 options (in this Section 4.4: the “Second Installment”) shall become exercisable commencing upon the lapse of 24 calendar months of the date upon which this Agreement shall enter into effect (in the sub-section: the “Second Vesting Period”), and ending upon the lapse of 84 calendar months of their date of grant. In the event that the Agreement shall be terminated after the lapse of the Second Vesting Period, the Executive shall be entitled to exercise the Second Installment within 24 months of the date of termination of the Agreement.

4.4.2.	The options granted under Section 4.4.1 above, shall be issued in the name of a trustee and shall be subject to the Company’s option plan.

4.4.3.	In any event of termination and/or cancellation of this Agreement for any reason whatsoever, all of the options which have not vested under the First or Second Vesting Periods, as applicable, as specified in Section 4.4.1 above, shall expire and shall be deemed null and void. In addition, options which have vested as aforesaid, but were not exercised within the period determined for their exercise, shall expire and shall be deemed null and void.

4.4.4.	It is agreed, that in the event of an issuance of the Company’s securities to the public and/or of a sale of all or substantially all of the Company’s securities and/or assets taking place prior to the expiration of the vesting periods of the First Installment and/or the Second Installment, respectively (in this Section 4.4.4, a “Qualifying Event”), the Executive’s right to exercise the First Installment and/or Second Installment, respectively, shall be accelerated such that the Executive shall be entitled to fully exercise the First Installment and the Second Installment into Ordinary Shares, at the consummation date of the Qualifying Event.

(It shall be clarified, that in respect of a public issuance, the term “consummation” shall mean the registration of securities for trade on a securities exchange).

4.5.	It is clarified that the options granted under this Section 4.4.1 shall not be conferred the anti-dilution protection defined in this Agreement.

4.6.	Taxes payable in respect of the grant of options and/or for the issuance of the shares resulting from the exercise of the options, to the extent issued, as applicable, shall be borne by the Executive.

4.7.	The Executive undertakes that in the event of a Qualifying Event, the Executive shall exercise all of the options granted to him under this Agreement, to the extent they are exercisable at such time (i.e., that the vesting conditions were fulfilled and the vesting periods in respect thereof have lapsed and/or accelerated, as aforesaid), at the date of consummation of the Qualifying Event. If the options granted to the Executive under any provision of this Agreement shall not be exercisable at such time due to facts that the conditions were not fulfilled and the vesting periods have not lapsed, the options shall fully expire and the Executive shall have no claim and/or demand in respect thereof.

4.8.	Buy Back Mechanism

In the event that no Qualifying Event shall have transpired by September 1, 2010, the Company shall be obligated, at the Executive’s request, to purchase shares issued to him, to the extent issued (as a result of conversion of options) and/or to compensate him for the expiration of options issued to him that have not yet been fully or partially exercised according to this Agreement. The purchase price of the shares and/or the compensation for the options, for the purpose of performing this Section, shall be determined by an agreed evaluator, the identity of whom shall be determined by both parties, provided that such evaluator shall be a reputed investment bank having experience in the pharmaceutical field. In the event that that no agreement shall be achieved in respect of the appointment of an evaluator within 45 days of the Executive’s application to the Company, then each party shall be entitled to apply to the President of the Israel Bar Association such that he or she shall appoint an evaluator as aforesaid.

4.9.	Social Benefits

4.9.1.	The Company shall contribute, at its expense, to the Executive’s managers’ insurance, those sums it is obligated to contribute under law (8.33% for severance pay and 5% are for annuity payments, and up to 2.5% for disability insurance at the rate required by the insurance company according to the Executive’s age and health condition), under the terms customary at the Company.

4.9.2.	The Executive shall contribute to the managers’ insurance the rate prescribed by law (5%) of the basic compensation. For the avoidance of doubt it shall be clarified, that the social contributions shall be made out of the monthly salary.

4.9.3.	It is hereby agreed that upon termination of employment under this Agreement for any reason whatsoever, the Company shall release all amounts accrued in the insurance policy on account of the Company’s and Executive’s contributions. It is hereby agreed that in the event that the Executive’s employment shall be terminated under circumstances defined in Section 16 or Section 17 of the Severance Pay Law – the Executive shall not be entitled to any severance pay.

4.9.4.	It is hereby unequivocally agreed and it is clear and understood that the sums accrued in the iinsurance policy on account of the Company’s contributions shall be in lieu and in full and final substitution of any severance pay the Executive shall be or become entitled to under any applicable Israeli law. This Section is made in accordance with Section 14 of the Severance Pay Law (the “Law”), and the General Approval of the Minister of Interior of 1998.

4.10.	Vacation, Recreation and Sick Pay

4.10.1.	The Executive shall be entitled to an annual paid vacation of 22 working days.

4.10.2.	The Executive shall use such annual leave at such times and periods as shall be agreed upon in advance between the Executive and the Company’s Chairman.

4.10.3.	The Executive shall be entitled to recreation pay in accordance with the law.

4.11.	Car Maintenance, Telephone and Parking

4.11.1.	The Company shall make available to the Executive a cellular phone for his work requirements and shall bear the expenses associated with its maintenance. The tax cost for the cellular phone gross-up shall be borne by the Company, in deduction of use fees as prescribed by law.

4.11.2.	The Company shall make available to the Executive a parking space at its offices, for no consideration.

4.11.3.	The Company shall make available to the Executive a car.

4.11.4.	The Company shall pay the Executive full car maintenance including a gross-up of the car’s value.

5.	Confidentiality and Non-Competition

The Confidentiality, Property and Non-Competition Agreement attached as Annex B to this Agreement, and that was attached as Annex A to the Executive’s Former Employment Agreement, shall remain in effect.

6.	Term of the Agreement

6.1.	The term of this Agreement shall commence upon the date of its execution by all parties and shall remain in effect for a period of one year with an option for extension thereof for additional one-year periods only at each extension. Should the parties to this Agreement agree on the extension of the Agreement for an additional year, the terms of this Agreement shall remain in effect.

6.2.	Notwithstanding the foregoing, it is hereby agreed that the Company shall be entitled to terminate this Agreement forthwith in circumstances that prevent the Executive from fulfilling his duties under this Agreement.

6.3.	Notwithstanding the forgoing, the Company shall be entitled to terminated this Agreement at any time, without prior notice and without derogating from any remedy to which the Company is entitled by virtue of any law and/or agreement, upon the occurrence of one or more of the following events:

6.3.1.	The Executive breached a fundamental term of this Agreement.

6.3.2.	The Executive transgressed or was convicted for an offence involving moral turpitude.

6.3.3.	The Executive committed an action constituting an evident breach of fiduciary duty toward the Company, or an action that knowingly impaired the Company’s goodwill.

6.3.4.	The Executive is incapable of fulfilling his position for a period exceeding ninety (90) continuous days. Return to work for periods that are shorter than 15 days, shall not interrupt such 90-day continuum.

7.	Miscellaneous

7.1.	The validity of this Agreement is conditional upon the receipt of the approval of the Company’s general meeting for its terms.

7.2.	Any change, supplement or amendment of this Agreement shall not be binding and shall have no force and effect, unless made in writing and executed by the parties hereto.

7.3.	It is hereby agreed, that the sole and exclusive place of jurisdiction in any matter relating to or deriving from this Agreement shall be the competent court in Tel-Aviv.

7.4.	The addresses of the parties to this Agreement shall be as set forth in the preamble hereof. Any notice shall be sent be registered mail to the other party to the aforesaid address, shall be deemed to have been received two days after its delivery to the post office, and if delivered personally or by fax, at the time of its delivery.

7.5.	This Agreement expresses and satisfies the rights and obligations of the parties in respect of the matters contemplated thereby, and replaces and cancels any representation, agreement, negotiation, promise, undertaking, memorandum of understandings, or any other document that prevailed or was exchanged between the parties, in writing or orally, on such matters prior to the execution of the Agreement, including, without limitation the generality of the foregoing, the Former Employment Agreement.

7.6.	No delay or failure of either party in exercising any right, power or remedy by a party to the Agreement shall be deemed a waiver. Partial exercise of any rights, power or remedy by a party to the Agreement shall not be deemed an exhaustion thereof, or a waiver of any part not so exercised.

In witness whereof, the parties have executed this Agreement:

/s/ Zvi Joseph	/s/ Giora Carni
Intec Pharma Ltd.	Giora Carni

Annex A

Jerusalem, August 1, 2008

To
Mr. Giora Carni	By personal delivery

Re: Side Letter to Employment Agreement dated August     2008 (the “Employment Agreement”)

Dear Giora,

We hereby respectfully put in writing the agreements between us regarding the provisions of the second paragraph of Section 4 of the Agreement entered between the Company and yourself on July 31, 2006, and which expired (the “Former Agreement”), as follows:

1.	The fact that the Former Agreement has ended and its provisions were fully cancelled and/or replaced in the Employment Agreement shall not derogate from the Company’s undertaking to grant to you, on a one-time basis, at such time as shall be demanded by you in writing from the Company, such number of shares of the Company that reflect, immediately after their issuance, 2.5% of the Company’s share capital on a Fully Diluted Basis (as such term is defined below).

In respect of the shares that shall be issued to you as aforesaid, their share in the Company’s issued share capital on a Fully Diluted Basis shall not be diluted, until the earlier of the following events (upon the occurrence of which the anti-dilution protection shall be cancelled) (the “Qualifying Date”): (a) the date of termination and/or cancellation of this Employment Agreement for any reason whatsoever; or (b) an aggregate capital raising of US $ 4.5* million in investments in the Company’s equity that shall be consummated commencing as of the date of execution of the Employment Agreement. To the extent necessary, you shall be issued additional options in each additional capital raise until the Qualifying Date, in order to reflect such holding percentage (2.5%).

*	Including conversion and attribution to loan balances equity under the convertible bonds issued by the Company.

“Fully Diluted Basis” means:

The issued and outstanding share capital of the Company assuming that the following shall be fully converted pursuant to their terms: (a) the full number of options issuable under the option plan to employees, officers, directors and consultants of the Company; and (b) all outstanding warrants convertible into shares issued by the Company to third parties;

2.	For the avoidance of doubt it is clarified and agreed, that the provisions of Section 1 above are intended to supplement the provisions of the Employment Agreement and other than as set forth in Section 1 above, all other provisions of the Former Agreement are null and void and you waive any claim and/or demand toward the Company, the cause of action of which emerged prior to the execution date of the Employment Agreement, including, without limitation, any cause of action deriving from the Former Agreement.

Sincerely,

Intec Pharma Ltd.

I, the undersigned, Giora Carni I.D. 008396855, agree to all of the foregoing.

/s/ Giora Carni
Giora Carni

Annex B

5.	Secrecy and Nondisclosure/ Non-Competition/ Intellectual Property assignment of rights–Secrecy and Nondisclosure

5.1.	The Employee shall treat as secret and confidential all of the processes, methods, formulas, procedures, techniques, software, designs, data, drawings and other information which are not of public knowledge or record pertaining to the Company's Business (existing, potential and future), including without limitation, all business information relating to customers and suppliers and products of which the Employee becomes aware during and as a result of his employment or association with the Company, and Employee shall not disclose, use, publish, or in any other manner reveal, directly or indirectly, at any time during or after the term of this Agreement, any such processes, methods, formulas, procedures, techniques, software, designs, data, drawings and other information pertaining to the Company's existing or future Business or products. The Employee may disclose or use such information, if at all, only with the prior express written consent of the Company.

5.2.	The Employee hereby undertakes to return, upon request, to the Company, all written materials, records, documents, computer software and/or hardware or any other material which belongs to the Company and that might be in his possession, and if requested by the Company to do so, will execute a written statement confirming compliance with the above said.

5.3.	The Employee acknowledges that all of the secrets, information, or documents aforementioned, are essential commercial and proprietary information of the Company which is not public information and cannot easily be discovered by others, whose confidentiality provides the Company a commercial advantage over its competitors, and the Company is taking reasonable measures to safeguard its confidentiality.

5.4.	The Employee's undertakings pursuant to this clause shall remain in force after the termination of Employee's employment under this Agreement.

6.	Non-Competition

6.1.	Employee agrees that during the term of this Agreement and for a period of one (1) year after he ceases to be employed by the Company he will not, directly or indirectly, for his own account or as an employee, officer, director, partner, joint venturer, shareholder, investor, consultant or otherwise (except as an investor in a corporation whose stock is publicly traded and in which Employee holds less than 5% of the outstanding shares) and without the prior written consent of the Company, interest himself in or engage in any business or enterprise, anywhere in the world, that directly competes with the Business of the Company, that exists now or in the future or is based on similar technology to the technology that was developed by the Company.

6.2.	Employee agrees that during a period of six months from termination of this Agreement, he shall not employ directly or indirectly any individual employed by the Company during the six-month period, which preceded such date of termination.

6.3.	Employee acknowledges that the restricted period of time and geographical area specified under Sections 2.1 and 2.2 hereof are reasonable, in view of the nature of the business in which the Company is engaged and Employee's knowledge of the Business.

6.4.	The Employee declares that his obligations under this section, which are reasonable and proportional - do not prevent the employee from developing his general knowledge and professional expertise in the area of his business, with regard to those who are not customers and employees of the Company and without usurping its trade secrets.

7.	Intellectual Property assignment of rights

7.1.	For purposes of this Appendix, the following definitions shall apply:

"Inventions" shall mean:

A.          All inventions, improvements, modifications, and enhancements whether or not patentable, made by the Employee during or in the course of employment, or which relate, directly or indirectly to the business of the Company, or which were made using the Company' equipment, and

B.          All inventions, improvements, modifications and enhancements made by the Employee, during a period of twelve (12) months (or such lesser maximum period permitted by law) after any termination of the Employee's employment, which relate, directly or indirectly, to the business of the Company at the time they were so made.

"Work Product" shall mean all documentation, software, hardware, firmware, creative works, artworks, know-how and information created, in whole or in part, by the Employee during the Employee's employment by the Company, whether or not copyrightable or otherwise protectable, excluding Inventions.

"Trade Secrets" shall mean "Commercial Secrets" as defined in the Law of Commercial Wrongs, 1999, and all documentation, software, hardware, firmware, customer lists, know-how and other information of any kind or nature relating to the past, present or future business of the Company or any plans therefor, or relating to the past, present or future business of a third party or plans therefor (including but not limited to any items and information in any form determined by law as trade secrets) that are disclosed to the Employee, which the Company does not disclose to third parties without restrictions on use or further disclosure.

7.2.	Without derogating from any other provision of the law:

A.          The Employee shall promptly disclose to the Company all Inventions and keep accurate records relating to the conception and reduction to practice of all Inventions. Such records shall be the sole and exclusive property of the Company, and the Employee shall surrender possession of such records to the Company upon any termination of the Employee's relationship with the Company.

B.          The Employee hereby assigns to the Company, without additional consideration to the Employee, the entire right, title and interest in and to the Inventions and Work Product and in and to all proprietary and any and all intellectual property rights therein or based thereon. The Employee shall execute all such assignments, oaths, declarations and other documents as may be prepared by the Company to effect the foregoing.

C.          During the term of this Agreement, and thereafter, the Employee shall provide the Company with all information, documentation, and assistance the Company may reasonably request to perfect, enforce, or defend its proprietary rights in or based on the Inventions, Work Product and/or Trade Secrets. The Company, in its sole discretion, shall determine the extent of the proprietary rights, if any, to be protected in or based on the Inventions and/or Work Product. All such information, documentation, and assistance shall be provided to the Company by the Employee at no additional expense to the Company, except for out-of-pocket expenses which the Employee incurred at the Company' request.

D.          During the term of this Agreement, and thereafter, the Employee shall treat Inventions and Work Product as Confidential Inthmation under this Agreement and shall nor disclose them to others without the prior written permission of the Company, or use such Inventions and/or Work Product for any purpose, other than for the performance of services for the Company.

7.3.	Remedies. The Employee acknowledges that a breach of the covenants contained in this Agreement and this Appendix B would result in substantial injury and damage to the Company for which there is no adequate remedy at law. Therefore, in the event of an actual or threatened breach of such covenants by the Employee, the Company shall be entitled, in addition to all other rights, remedies and damages that may be available to the Company at law or in equity, to a preliminary restraining order and an injunction, or any other available equitable remedy, to restrain the violation or attempted violation of this Agreement by the Employee or by any other person or entity acting for her benefit or on her behalf. In the event there is any action to enforce the terms of such restrictive covenants, the prevailing party, in addition to any other remedy, shall be entitled to recover reasonable attorney's fees and all other reasonable costs associated with any such action both on the trial and appellate level and in any creditor's proceedings. In the event that a court of competent jurisdiction determines by final non-appealable judgment that the scope, time period, or geographical limitations of any of the restrictive covenants specifically set forth herein are too broad to be capable of enforcement, said court is authorized, and the parties hereto stipulate that such court shall, modify said restrictive covenants and enforce such provisions as to scope, time, and geographical areas as the court deems equitable, just and appropriate considering the intent of the parties hereto.

/s/ Giora Carni
Giora Carni

Annex C

General Approval (Combined Version) Regarding Employers’ Contributions to

Pension Funds and Insurance Funds in lieu of Severance Pay

Under the Severance Pay Law, 5723-1963

[Updated as of February 28, 2001]

By virtue of my power under Section 14 of the Severance Pay Law, 5723-19631 (the “Law”), I hereby confirm, that contributions made by an employer for his employee, commencing as of the date of publication of this approval, to a comprehensive pension in a provident fund for annuity that is not an insurance fund within the meaning of such term in the Income Tax Regulations (Rules for the Approval and Management of Provident Funds), 5724-19642 (a “Pension Fund”) or to a managers’ insurance that includes the possibility of an annuity or a combination of payments to an annuity plan and to a non-annuity plan within such insurance fund (an “Insurance Fund), including combined contributions made by the employer to a Pension Fund and to an Insurance Fund, whether or not the Insurance Fund includes an annuity plan (the “Employer's Contributions”), shall be payable in lieu of severance pay due to such employee in respect of the salary from which such contributions were made and the period they were made for (the “Exempt Salary”); provided, however, that all of the following conditions have been fulfilled:

(1)	The Employer's Contributions -

(a)	To the Pension Fund, are at a rate of no less than 14 1/3% of the Exempt Salary, or 12% of the Exempt Salary, if in addition thereto, the employer makes supplementary severance pay contributions for his employee to a provident fund for severance pay or to an Insurance Fund in the employee's name, at a rate of 2 1/3% of the Exempt Salary. In the event that the employer has not contributed such 2 1/3% in addition to said 12%, his contributions shall only replace 72% of the employee's severance pay;

(b)     To the Insurance Fund are at a rate of no less than one of the following:

(1)	13 1/3% of the Exempt Salary, if in addition thereto, the employer makes contributions for his employee for securing monthly income in the event of disability to a plan approved by the Commissioner of the Capital Market, Insurance and Savings at the Ministry of Finance, at the rate required to secure at least 75% of the Exempt Salary or a rate of 2 1/2% of the Exempt Salary, whichever is lower (“Disability Insurance Contributions”); or

(2)	11% of the Exempt Salary, if the employer also made Disability Insurance Contributions, and in such case the Employer's Contributions shall only replace 72% of the Employee's severance pay; In the event that the employer has made, in addition to the foregoing, supplementary severance pay contributions to a provident fund for severance pay or to an Insurance Fund in the employee's name at a rate of 2 1/3% of the Exempt Salary, the Employer's Contributions shall replace 100% of the employee's severance pay.

[1]	Statues 5723, p. 136.
[2]	Regulations 5724, p. 1302.

(2)	By no later than three months of the commencement date of the Employer's Contributions, a written agreement is executed between the employer and the employee that includes:

(a)	The employee’s consent to the arrangement pursuant to this approval in a form specifying the Employer's Contributions, and the Pension Fund and Insurance Fund, as applicable; such agreement shall also include the form of this approval;

(b)[3]	The employer’s advance waiver of any right he may have to a refund of monies from his contributions, unless the employee’s right to severance pay has been revoked by virtue of Sections 16 or 17 of the Law, and to the extent so revoked, or the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an Entitling Event; in such regard "Entitling Event" means death, disability or retirement at or after the age of 60 or more

(c)	This approval shall not derogate from the employee's right to severance pay under any law, collective agreement, expansion order or employment contract, in respect of salary over and above the Exempt Salary.

Eli Yishai

Minister of Labor and Social Welfare

Signature of employee:

Date: August 1, 2008	Signature:	/s/ Giora Carni

[3]	Amendment: Official Gazette 4803, 5760 (September 19, 1999).

Agreement

Made and executed in Jerusalem, on October 12, 2010

Between:	Intec Pharma Ltd. C.N. 513022780

Of 12 Hartum St., Jerusalem

(the “Company”)

On the one part

And Between:	Giora Carni, I.D. 008396855

Of 10 King Hakoresh St. Tel Aviv

(the “Executive”)

On the other part

Whereas	The Executive has been serving as manager of the Company pursuant to an Employment Agreement dated August 1, 2008, attached hereto with its exhibits as Exhibit A (the “August 2008 Agreement”); and

Whereas	The parties with that all rights conferred upon the Executive under the August 2008 Agreement shall continue in force and effect and that all of the terms of the August 2008 Agreement shall continue to govern the parties relationship for three additional years commencing as of August 1, 2010, other than to the extent they were express modified in this Agreement.

NOW THEREFORE, the parties hereto hereby declare, condition and agree as follows:

1.	The preamble to this agreement and its exhibits constitutes an integral part hereof.

2.	It is agreed that the Executive shall continue to hold office as the Company’s Chief Executive Officer under terms identical to those set forth in the August 2008 Agreement, together with its exhibits, other than as specified in this agreement, without change to the Executive’s salary.

3.	Section 4.8 of the August 2008 Agreement has expired and shall no longer apply to the parties’ relationship.

4.	Section 4.3 of the August 2008 Agreement is in force and effect provided it shall not be supplemented by an additional section of similar language in this Agreement, The result is that the options granted to the Executive under Section 4.3 of the August 2008 Agreement are in force and effect but this Agreement does not confer upon the Executive additional options the excusable subject to the engagement in a Material Agreement.

5.	The Executive shall be entitled to a one-time bonus of a gross amount of NIS 100,000 for his performance up to the execution of this Agreement, including the success of the public offering [the original term in Hebrew is “the Issuance”, we assume the author means the IPO] and the general conduct of the Company. Such bonus shall be paid to the Executive at a time to be determined by him in a 30-day advance notice to the Company.

6.	The rights conferred upon the Executive pursuant to Section 4.4 of the August 2008 Agreement (which continue in force), shall be supplemented by the following additional provisions for the additional employment period contemplated by this Agreement:

Issuance of options excusable subject to the continued employment of the Executive beyond the term of the Agreement

6.1.	Immediately upon the date on which this Agrement shall enter into effect, the Executive shall be granted, on a one-time basis, 4,031,571 options to purchase ordinary shares for an exercise price to be determined pursuant to the higher of average rate of the Company’s share on the stock exchange in the thirty trading days prior to the date of approval of the resolution by the Audit Committee and Board of Directors of the Company (i.e. August 29, 2010) or pursuant to the price per share on the stock exchange at the date of the Company’s first public offering, and all – divided to installment, subject to the vesting terms and in the framework of the vesting periods as set forth below:

(i)	671,929 options (in this Section, the “First Installment”) shall become exercisable commencing upon the lapse of 6 calendar months of the date upon which this Agreement shall enter into effect (the “First Vesting Period”), and ending upon 72 calendar months of their date of grant. In the event that the Agreement shall be terminated after the lapse of the First Vesting Period, the Executive shall be entitled to exercise the First Installment according to the provisions of the option plan and its exhibits.

(ii)	671,929 options (in this Section, the “Second Installment”) shall become exercisable commencing upon the lapse of 12 calendar months of the date upon which this Agreement shall enter into effect (the “Second Vesting Period”), and ending upon 72 calendar months of their date of grant. In the event that the Agreement shall be terminated after the lapse of the Second Vesting Period, the Executive shall be entitled to exercise the Second Installment according to the provisions of the option plan and its exhibits.

(iii)	671,929 options (in this Section, the “Third Installment”) shall be exercisable commencing upon the lapse of 18 calendar months of the date upon which this Agreement shall enter into effect (the “Third Vesting Period”), and ending upon 72 calendar months of their date of grant. In the event that the Agreement shall be terminated after the lapse of the Third Vesting Period, the Executive shall be entitled to exercise the Third Installment according to the provisions of the option plan and its exhibits.

(iv)	671,929 options (in this Section, the “Fourth Installment”) shall be exercisable commencing upon the lapse of 24 calendar months of the date upon which this Agreement shall enter into effect (the “Fourth Vesting Period”), and ending upon 72 calendar months of their date of grant. In the event that the Agreement shall be terminated after the lapse of the Fourth Vesting Period, the Executive shall be entitled to exercise the Fourth Installment according to the provisions of the option plan and its exhibits.

(v)	671,929 options (in this Section, the “Fifth Installment”) shall be exercisable commencing upon the lapse of 30 calendar months of the date upon which this Agreement shall enter into effect (the “Fifth Vesting Period”), and ending upon 72 calendar months of their date of grant. In the event that the Agreement shall be terminated after the lapse of the Fifth Vesting Period, the Executive shall be entitled to exercise the Fifth Installment according to the provisions of the option plan and its exhibits.

(vi)	671,929 options (in this Section, the “Sixth Installment”) shall be exercisable commencing upon the lapse of 36 calendar months of the date upon which this Agreement shall enter into effect (the “Sixth Vesting Period”), and ending upon 72 calendar months of their date of grant. In the event that the Agreement shall be terminated after the lapse of the Sixth Vesting Period, the Executive shall be entitled to exercise the Sixth Installment according to the provisions of the option plan and its exhibits.

6.2.	The options granted under this Section 6 shall be issued on the name of a trustee in a capital gains rout and shall be subject to the Company’s option plan and its exhibits complying with the requirements of Section 102 of the Income Tax Ordinance.

6.3.	In any event of termination and/or cancellation of this Agreement for any reason whatsoever, all of the options which have not vested under the Vesting Periods (the First, Second, Third, Fourth, Fifth or Sixth, as the case may be), as specified in this Section 6, shall be deemed null and void.

6.4.	It is agreed, that in the event of a public issuance of the Company’s securities on the NASDAQ and/or a sale of all or substantially all of the Company’s securities and/or assets taking place prior to the expiration of the vesting periods in respect of the First Installment and/or Second Installment and/or Third Installment and/or Fourth Installment and/or Fifth Installment and/or Sixth Installment (in this Section 4.4.4, a “Qualifying Event”), the Executive’s right to exercise the First Installment and/or Second Installment and/or Third Installment and/or Fourth Installment and/or Fifth Installment and/or Sixth Installment shall be accelerated, respectively, such that the Executive shall be entitled to fully exercise the First Installment and/or Second Installment and/or Third Installment and/or Fourth Installment and/or Fifth Installment and/or Sixth Installment into Ordinary Shares, at the consummation date of the Qualifying Event.

6.5.	The Executive undertakes that in the event of a Qualifying Event, the Executive shall exercise all of the options granted to him under this Agreement, to the extent they are exercisable at such time (i.e., that the vesting terms were fulfilled and the vesting periods in respect thereof have lapsed and/or accelerated, as aforesaid), at the date of consummation for the Qualifying Event. If the options granted to the Executive under any of the provisions of this Agreement shall not be exercisable at such time due to the non-fulfillment of the terms and the vesting period shall not have lapsed, the options shall fully expire and the Executive shall have no claim and/or demand in respect thereof.

6.6.	Taxes payable for the grant of the options and/or for the issuance of the shares as a result of exercising the options, to the extent issued, shall be borne by the Executive.

7.	This Agreement (together with the August 2008 Agreement, as modified above) shall enter into effect as of August 1, 2010 and shall continue for a period of three years (i.e. up to July 31, 2013).

IN WITNESS WHEREOF, the parties have executed this Agreement:

/s/ Zvi Joseph	/s/ Giora Carni
Intec Pharma Ltd.	Giora Carni

Translated from Hebrew

Addendum to Agreement

Entered into and signed in Jerusalem on October 21, 2013

Between:	Intec Pharma Ltd., Public Company 513022780

of 12 Hartom Street, Jerusalem

(the "Company")

of the first part;

And:	Giora Carni, I.D. 008396855

of 10 HaMelech Koresh Street, Tel Aviv

("Mr. Carni")

of the second part;

Whereas	in July 2006, the Company entered into an employment agreement with Mr. Carni, whereby Mr. Carni would be employed for a two-year period commencing on August 2, 2006. On August 1, 2008, and later on October 12, 2010, the employment agreement was renewed and updated, such that the new agreement would be extended for a three-year period as of August 1, 2010. On November 21, 2011, on November 28, 2011 and on June 6, 2012, the Company’s audit committee, board of directors and shareholders meeting, respectively, approved an amendment to the employment agreement (all shall hereinafter collectively be referred to as the “Original Agreement”); and

Whereas	the parties intend to update the terms and conditions of the Original Agreement, all as specified in this addendum to the agreement hereinbelow;

Wherefore the parties have represented, stipulated and agreed as follows:

1.	The preamble to this addendum to the agreement and the annexes hereto constitute an integral part hereof.

2.	All of the terms and conditions of the Original Agreement (with the exception of terms and conditions expressly modified in this addendum to the agreement) shall remain in force and effect.

3.	The terms and conditions of the engagement which are contemplated in the addendum are as follows:

3.1.	Term of engagement: the term of engagement is indefinite.

3.2.	Update of gross monthly salary: the monthly salary shall increase and amount to NIS 45,000.

3.3.	Options:

3.3.1.	Mr. Carni will be allotted, on a one-time basis, 1,000,000 contingent options for the purchase of 1,000,000 Company shares of par value NIS 0.0.1 each, against an exercise price equal to the average of the share’s closing prices in the 30-day period preceding the board of directors’ resolution on the allotment (the “Contingent Options”). The Contingent Options are in keeping with the provisions of the Company’s Option Plan for Employees, Officers, Directors and Consultants of 2005. The Contingent Options shall fully vest and be available for exercise immediately after a Material Agreement becomes effective.

For this purpose, a “Material Agreement” shall mean an agreement satisfying the following cumulative conditions: (a) an agreement shall have been signed with a company or an entity, (b) in a transaction with the Company (or with another entity designated by the Company for the purpose of such engagement) in connection with the Company’s core business, (c) the agreement shall have been approved by a majority of the votes of the Company’s board of directors as a material agreement for the Company, and (d) the agreement significantly increases the Company’s value for a reasonable duration of time.

3.3.2.	The Contingent Options shall remain in force and effect for a period of up to 72 calendar months as of the granting date thereof. The Contingent Options shall expire at the end of 90 days as of the date of termination of Mr. Carni’s employment, and they shall be deemed null and void and non-exercisable, if, by such time, entitlement to exercise the same shall not have arisen and the same shall not have been exercised by Mr. Carni.

3.3.3.	Furthermore, 1,787,463 options, which were granted to Mr. Carni on September 9, 2008 and 757,986 options, which were granted to Mr. Carni on September 9, 2009, shall be extended until the termination of Mr. Carni’s employment and shall be exercisable insofar as a Material Agreement is signed during Mr. Carni’s term of employment.

3.3.4.	It is clarified that the exercise period of the options as aforesaid in this Section 3.3.3 shall not exceed Mr. Carni’s term of employment with the Company plus the prior notice period as specified below. Mr. Carni hereby waives the right granted to him to exercise the options (insofar as the same vest as a result of a Material Agreement entering into effect) after the date of termination of his employment for a 12-month period.

3.4.	Termination of engagement: the Company and Mr. Carni may terminate the engagement by a written prior notice of 6 months in advance.

In witness whereof the parties have hereunto set their hands

/s/ Nir Sassi	/s/ Giora Carni
Intec Pharma Ltd	Giora Carni

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